CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-208636 on Form N-1A of our report dated February 16, 2018, relating to the financial statements and financial highlights of American Funds Emerging Markets Bond Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

February 26, 2018